Exhibit 5.1

October 23, 2007
Board of Directors The Quantum Group, Inc. 3420 Fairlane Farms Road, Suite C Wellington, FL 33414

Re:

Registration Statement on Form SB-2

Gentlemen:

We have acted as counsel to The Quantum Group, Inc., a Nevada corporation (the “Company”) in connection with the preparation and filing of a Registration Statement on Form SB-2 (the “Registration Statement”) filed by the Company with United States Securities and Exchange Commission under the Securities Act of 1933, as amended (“Act”). The Registration Statement covers (i) 1,500,000 Units (the “Units”), with each Unit consisting of two shares of common stock, par value $0.001 per share (the “Common Stock”), two seven-year non-callable Class A warrants (the “Class A Warrants”) and two seven-year non-callable Class B warrants (the “Class B Warrants”) (the “Class A Warrants” and the “Class B Warrants” collectively referred to hereinafter as the “Warrants”) to certain underwriters for whom Paulson Investment Company, Inc., Newbridge Securities Corporation and Neidiger Tucker Bruner, Inc. (the “Representatives”) are acting as representatives (collectively, the “Underwriters”), (ii) up to 225,000 Units (the “Over-Allotment Units”) which the Underwriters will have a right to purchase from the Company to cover over-allotments, if any, (iii) all shares of Common Stock and all Warrants issued as part of the Units and Over-Allotment Units and (iv) all shares of Common Stock issuable upon exercise of the Warrants included in the Units and Over-Allotment Units.

In rendering this opinion, we have examined: (i) the forms of the Articles of Incorporation and By-laws of the Company, each as presently in effect and included as Exhibits 3.1(i) and 3.1(ii), respectively, to the Registration Statement; (ii) resolutions of the Company’s Board of Directors authorizing the issuance of the Units, the Warrants and the preparation and filing of the Registration Statement; (iii) the Registration Statement; (iv) drafts of the Warrant agreement, the Class A Warrants and the Class B Warrants certificates (the “Warrant Documents”), and (v) such statutory provisions, certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed.  We have also reviewed and relied upon such opinions of Kummer Kaempfer Bonner Renshaw & Ferrario, the Company’s Nevada legal counsel, as we deemed appropriate and such other documents (a copy of which opinion is enclosed as Appendix A hereto) and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that (i) the Units, the Over-Allotment Units, and the Warrants and the Common Stock included in the Units and the Over-Allotment Units when issued and sold in accordance with and in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable and (ii) when duly executed and delivered by or on behalf of the Company, the Warrants Documents will constitute the valid and binding obligations of the Company in accordance with their respective terms thereof.

 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.”

Very truly yours,

COZEN O’CONNOR

Appendix A

	LAS VEGAS OFFICE 3800 Howard Hughes Parkway Seventh Floor Las Vegas, NV 89169 Tel: 702.792.7000 Fax: 702.796.7181	SUMMERLIN OFFICE 3425 Cliff Shadows Parkway Suite 150 Las Vegas, NV 89129 Tel: 702.693.4260 Fax: 702.939.8457
LAS VEGAS OFFICE info@kkbrf.com	RENO OFFICE 5585 Kietzke Lane Reno, NV 89511 Tel: 775.852.3900 Fax: 775.852.3982	CARSON CITY OFFICE 510 W. Fourth Street Carson City, NV 89703 Tel: 775.882.1311 Fax: 775.882.0257

October 26, 2007

The Quantum Group, Inc.

3420 Fairlane Farms Road

Suite C

Wellington, FL 33414

Re:

Form SB-2 Registration Statement (Registration No. 333-142990)

Ladies and Gentlemen:

We have acted as special Nevada counsel for The Quantum Group, Inc., a Nevada corporation (the “Company”), in connection with the Company’s Registration Statement on Form SB-2, #333-142990 (the “Registration Statement”), initially filed with the Securities and Exchange Commission (the “Commission”) on May 15, 2007, under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement related to the registration of the offer and sale of (i) up to 1,725,000 units (the “Units”), each Unit consisting of two shares (the “Unit Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”), and two Class A Warrants and two Class B Warrants (collectively, the “Unit Warrants”), each such Unit Warrant to purchase one share of Common Stock (the “Warrant Shares”) (ii) the Representative Warrants (the “Representative Warrants”) to purchase up to 150,000 units (the “Representative Units”) consisting of two Shares of Common Stock (“Representative Shares”) and two Class A Warrants and two Class B Warrants (collectively, the “Representative Unit Warrants”), each such Representative Unit Warrant to purchase one share of Common Stock (the “Representative Unit Warrant Shares”).  This opinion letter is submitted to you at your request in connection with the filing by the Company of the Registration Statement with the Securities and Exchange Commission with respect to such sales.

In connection with this opinion letter, we have examined and relied upon copies of the following documents, together with such other documents as we deemed necessary and advisable to render the opinions herein expressed:

i.

The article of incorporation and bylaws of the Company as are currently in effect;

ii.

A certificate of the Company as to certain factual matters, including adoption of certain resolutions of the board of directors; and

iii.

The form of each of the Unit Certificate, Class A Warrant, Class B Warrant, and the Warrant Agreement, Representative Warrants, and the Underwriting Agreement between the Company and Paulson Investment Company, Inc. (collectively, the “Agreements”).

KUMMER	The Quantum Group, Inc. October 26, 2007 Page 2
KAEMPFER

In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents and completeness of all documents submitted to us as certified or photostatic, facsimile or electronic copies and the authenticity of the originals of such certified or copied documents. We have further assumed that each of the Agreements has been duly executed and delivered by the parties and is valid and legally binding on the parties.  As to certain matters expressed herein, we have relied upon and assumed the accuracy and completion of certificates and reports of various state authorities and public officials and of the Company.

We are admitted to the Bar of the State of Nevada, and in rendering our opinions hereinafter stated, we have relied on the applicable laws of the State of Nevada, as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the State of Nevada.  We express no opinion as to the laws of any other state, federal laws of the United States of America, or other jurisdiction.

Based upon the foregoing and in reliance thereon and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.  The Units have been duly authorized and when issued and delivered against payment of the purchase price for the Units in accordance with its terms, the Underwriting Agreement and the Registration Statement will be validly issued.

2.  The Unit Warrants have been duly authorized and when issued and delivered after the valid issuance of the Units in accordance with opinion paragraph 1 above, and separation of the Units in accordance with the terms of the Agreements and as contemplated by the Registration Statement, will be validly issued.

3.  The Unit Shares have been duly authorized and when the Unit Shares are issued and delivered as components of the Units against payment of the purchase price for the Units in accordance with the Underwriting Agreement and the Registration Statement will be validly issued, fully paid and nonassessable.

4.  The Warrant Shares have been duly authorized and when issued and delivered pursuant to the terms of the Warrant and the Warrant Agreement upon exercise of the warrants and payment of the exercise price therefore will be validly issued, fully paid and nonassessable.

5.  The Representative Warrant has been duly authorized and when issued and delivered in accordance with its terms, the Underwriting Agreement, and the Registration Statement, will be validly issued.

KUMMER	The Quantum Group, Inc. October 26, 2007 Page 3
KAEMPFER

6.  The Representative Units have been duly authorized and when issued and delivered pursuant to the terms of the Representative Warrant upon payment of the exercise price therefor, the Representative Units will be validly issued.

7.  The Representative Unit Warrants have been duly authorized and when issued and delivered after the valid issuance of the Representative Units in accordance with opinion paragraph 6 above, and separation of the Representative Units in accordance with the terms of the Agreements and as contemplated by the Registration Statement, will be validly issued.

8.  The Representative Unit Shares have been duly authorized and when the Representative Shares are issued and delivered as components of the Representative Units upon valid issuance of the Representative Units in accordance with opinion paragraph 6 above will be validly issued, fully paid and nonassessable.

9.  The Representative Unit Warrant Shares have been duly authorized and when issued and delivered pursuant to the terms of the Representative Unit and the Warrant Agreement upon exercise of the Representative Unit Warrants and payment of the exercise price therefore will be validly issued, fully paid and nonassessable.

This opinion letter speaks as of its date.  We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter).  This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein.  We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference made to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement.

Sincerely, KUMMER KAEMPFER BONNER RENSHAW & FERRARIO

cc:

Cozen O’Connor